Exhibit 10.3
THE WESTERN UNION COMPANY
2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION GRANT — TERMS AND CONDITIONS
1.	These Terms and Conditions form part of the Stock Option Agreement (the “Agreement”) pursuant to which you have been granted a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (the “Plan”). A copy of the Plan is enclosed for your convenience. The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

2.	The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option, and the option exercise price, are specified in the attached Award Notice (which forms part of the Agreement).

3.	Subject to the other provisions of this Agreement and the terms of the Plan, at any time or times on or after the Date of Grant specified in the attached Award Notice, but not later than the tenth anniversary of such Date of Grant, you may exercise this Stock Option as to the number of shares of common stock of the Company (“Common Stock”) which, when added to the number of shares of Common Stock as to which you have theretofore exercised under this Stock Option, if any, will not exceed the total number of shares of Common Stock covered hereby. This Stock Option may not be exercised for a fraction of a share of Common Stock of the Company.

4.	This Stock Option may not be exercised unless the following conditions are met:
(a)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.

(b)	You pay the exercise price as follows: (i) by giving notice to the Company or its designee of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company’s satisfaction) either (A) in cash in U.S. dollars, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock (which you have held for at least six months or which you have purchased on the open market) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (D) by a combination of (A) and (B) and (ii) by executing such documents as the Company may reasonably request.
5.	In the event that you cease to be a Non-Employee Director for any reason, you will continue to have the right to exercise this Stock Option in accordance with the other provisions of this Agreement and the applicable provisions of the Plan until and including the tenth anniversary of the Date of Grant specified in the attached Award Notice.

6.	As long as you continue service to the Company, you may transfer Stock Options to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of Stock Options to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Stock Options shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the

Committee of its receipt and acceptance of such notice. If a Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution.

7.	Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including but not limited to, the grant, vesting, exercise of the Stock Option, the issuance of shares of Common Stock upon exercise, the subsequent sale of shares of Common Stock acquired pursuant to the exercise of the Stock Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for the Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event (“Tax Date”), as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the Tax Date, you will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of Tax-Related Items, (B) withhold whole shares of Common Stock which would otherwise be delivered to you having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from any cash compensation which would otherwise be payable to you by the Company equal to the amount necessary to satisfy the Tax-Related Items, or (C) withhold from proceeds of the sale of shares of Common Stock acquired pursuant to the exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Stock Option, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Director’s participation in the Plan. Finally, you shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock to the Director, if Director fails to comply with his or her obligations in connection with the Tax-Related Items.

8.	The Board or Committee may amend or terminate the Plan and the Committee may amend (or its delegate may amend) these Terms and Conditions. No amendment may impair your rights as an option holder without your consent. The determination of such impairment shall be made by the Committee in its sole discretion.

9.	The Committee (or its delegate) administers the Plan and has discretion to interpret the Plan and this Agreement. Any decision or interpretation rendered by the Committee or its delegate shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or its delegate.

10.	This Award is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to the Director in future years.

11.	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the shares of Common Stock acquired pursuant to the exercise of the Stock Option. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and its Subsidiaries and Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. You authorize the Company, Morgan Stanley Smith Barney, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Company in writing. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.

13.	The validity, construction, interpretation, administration and effect of the Plan and this Agreement and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware in the United States of America, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Stock

Option or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado in the United States of America, and agree that such litigation shall be conducted only in the courts of Arapahoe County in the State of Colorado in the United States of America, or the federal courts for the United States of America for the District of Colorado, and no other courts, where this grant is made and/or to be performed.

14.	If you have received this Agreement or any other document related to the Stock Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15.	If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

16.	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

17.	The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Option and on any shares of Common Stock purchased upon exercise of the Stock Option under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
NOTICE REGARDING EXCHANGE CONTROLS: If you are resident in Germany, you will have certain exchange control obligations related to your participation in the Plan. Specifically, as of March 2010, cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the exercise of the Stock Option or the sale of shares of Common Stock acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. It is your responsibility to comply with these exchange controls and they may change from time to time.

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